AMENDMENT TO
                          EXECUTIVE SEVERANCE AGREEMENT



         This Amendment to Executive Severance Agreement ("Amendment") dated as of February 22, 1995, is between Eljer Industries, Inc., a Delaware corporation (the "Company"), and Scott G. Arbuckle (the "Executive").

                                 Recitals

         A. The Company and the Executive are parties to the Executive Severance Agreement dated as of May 2, 1991 (the "Agreement"), which is still effective.

         B. The parties have discovered, upon recent review, that certain provisions of the Agreement are inaccurate or inconsistent with each other and may be read in a manner contrary to the parties' intent and understanding.

         C. The parties desire to amend the Agreement as set forth below to correct certain inaccuracies and inconsistencies in the Agreement and to cause the Agreement to reflect more clearly their intent and understanding.

                                 Agreement

         In consideration of the Recitals and the mutual covenants set forth in this Amendment, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

         1. Definitions and Effectiveness. Except as otherwise defined in this Amendment, all capitalized terms used herein shall have the respective meanings set forth in the Agreement. This Amendment shall be effective for all purposes as of the date set forth in the initial paragraph hereof.

         2. References to Employment Agreement. All of the references in the Agreement to the Executive's employment agreement with the Company dated April 1, 1989, are amended to be references to the Executive's employment agreement dated as of April 18, 1991.

         3. Benefits Payable upon Retirement. Section 2.6 of the Agreement is amended to read in its entirety as follows:

                  2.6 Termination upon Death or Retirement. Following a Change in Control of the Company, if the Executive's employment is terminated by reason of his death, the Executive's benefits shall be determined in accordance with the Company's survivor's benefits, insurance, and other applicable programs then in effect. If the Executive's employment is terminated by reason of his retirement (as defined under the then established rules of the Company's tax-qualified retirement plan) within twenty-four (24) calendar months after a Change in Control of the Company, the Executive shall be entitled to benefits determined in accordance with the Company's retirement, insurance, and other applicable programs then in effect, in addition to the Severance Benefits.



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         4.  Rights and Obligations upon Termination for Cause.  Section 2.7 of the Agreement is amended to read in its entirety as follows:

                  2.7 Termination for Cause. Following a Change in Control of the Company, if the Executive's employment is terminated by the Company for Cause, the Company shall pay the Executive his Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due.

         5. Nonassumption by Successor. The second sentence of the first paragraph of Article 8 of the Agreement is amended to read in its entirety as follows:

         Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he had terminated his employment with the Company within twenty-four (24) calendar months after a Change in Control.

         6.  Termination before a Change in Control.  The second sentence of
Section 9.1 of the Agreement is amended to read in its entirety as follows:

         Upon a termination of the Executive's employment by the Company or the Executive or by reason of the Executive's death before the occurrence of a Change in Control, there shall be no further rights under this Agreement; provided, however, that if the Company terminates the Executive's employment for any reason other than Disability or Cause in connection with, or in anticipation of, a proposed Change in Control, then the Executive's rights under this Agreement shall be the same as if the termination had occurred within twenty-four (24) calendar months after a Change in Control.

         7. Nonexclusion of Applicable Plans. The following sentence is added to, as the fourth sentence of, Section 9.3 of the Agreement:

         Notwithstanding the first sentence of this Section 9.3, however, nothing in this Agreement shall negate or impair any rights that the Executive may have under the Eljer Industries, Inc. Long-Term Executive Incentive Compensation Plan or the Eljer Industries 1991 Long- Term Incentive Plan, or both, upon the occurrence of a Change in Control of the Company.

         8. Remainder of Agreement. Except as amended hereby, the Agreement shall continue in full force and effect in the form that was effective immediately before the effectiveness of this Amendment.

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         9.  Counterparts.  This Amendment may be executed in counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same document.

                                     The Company:

                                     ELJER INDUSTRIES, INC.


                                      By:
                                         ----------------------------------
                                         Member of Compensation Committee of
                                         the Board of Directors

                                      The Executive:



                                         ----------------------------------
                                         SCOTT G. ARBUCKLE


192756/GW04

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